Exhibit 99.2

CELERO ENERGY, L.P.
NORTH WARD ESTES AND ANCILLARY PROPERTIES

STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES (Unaudited)
(in thousands)

	Nine Months Ended September 30, 2005	Nine Months Ended September 30, 2004
REVENUES - Oil and gas production	$56,061	$25,972

DIRECT OPERATING EXPENSES:
Lease operating expenses	13,395	7,486
Production and other taxes	3,849	1,364

REVENUES IN EXCESS OF DIRECT OPERATING EXPENSES	$38,817	$17,122

         See the accompanying condensed notes to these statements.

CELERO ENERGY, L.P.
NORTH WARD ESTES AND ANCILLARY PROPERTIES

CONDENSED NOTES TO THE STATEMENTS
OF REVENUES AND DIRECT OPERATING EXPENSES (Unaudited)

1.    BASIS OF PRESENTATION

In October 2004, Celero Energy, LP (“Celero”) acquired certain producing oil and gas properties (the “North Ward Estes and Ancillary Properties”) from Crown Oil Partners II, LP (“Crown”). In October 2003, Crown purchased the primary asset in this property set, properties in the North Ward Estes Field, from ChevronTexaco.

On July 25, 2005, Celero entered into an agreement with Whiting Petroleum Corporation (“Whiting”), whereby Celero agreed to sell the North Ward Estes and Ancillary Properties, effective July 1, 2005, for approximately $459.2 million, subject to certain post-closing adjustments. The sales transaction closed on October 4, 2005. The accompanying statements of revenues and direct operating expenses for the North Ward Estes and Ancillary Properties do not include general and administrative expenses, interest income or expense, a provision for depreciation, depletion and amortization, or any provision for income taxes since historical expenses of this nature incurred by Celero. Accordingly, the accompanying statements of revenues and direct operating expenses are not necessarily indicative of the costs to be incurred by Whiting.

Oil and natural gas revenues in the accompanying statements of revenues and direct operating expenses are recognized on the sales method. Under this method, revenues are recognized based on actual volumes of oil and gas sold to purchasers. Direct operating expenses are recognized on the accrual method.

During the period presented in the accompanying statements of revenues and direct operating expenses, the North Ward Estes and Ancillary Properties were not accounted for or operated as a separate division by the owners. Accordingly, full separate financial statements prepared in accordance with generally accepted accounting principles do not exist and are not practicable to obtain in these circumstances.

These statements vary from an income statement in that they do not show certain expenses, which were incurred in connection with the ownership of the North Ward Estes and Ancillary Properties, such as general and administrative expenses, and income taxes. These costs were not separately allocated to the North Ward Estes and Ancillary Properties in the previous owners’ historical financial records and any pro forma allocation would be both time consuming and expensive and would not be a reliable estimate of what these costs would actually have been had the North Ward Estes and Ancillary Properties been operated historically as a stand alone entity. In addition, these allocations, if made using historical general and administrative structures and tax burdens, would not produce allocations that would be indicative of the historical performance of the North Ward Estes and Ancillary Properties had they been assets of Whiting, due to the greatly varying size, structure, and operations between Whiting and previous owners. These statements also do not include provisions for depreciation, depletion and amortization as such amounts would not be indicative of future costs and those costs which would be incurred by Whiting upon allocation of the purchase price. Accordingly, the accompanying statements of revenues and direct operating expenses are not indicative of the financial condition of the North Ward Estes and Ancillary Properties.

2.    USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

Preparation of the accompanying statements of revenues and direct operating expenses in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

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